EXHIBIT J

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated December 11, 2002, in this Pre-effective Amendment No. 1 to the Registration Statement for Paradigm Funds (SEC File Nos. 811-21233 and 333-100507) and to all references to our firm included in or made a part of this Amendment.

     /s/ McCurdy & Associates

     McCurdy & Associates CPA’s, Inc.

     Westlake, Ohio

     December 11, 2002